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                     December 19, 2022

       Bethany M. Owen
       Chair, President and Chief Executive Officer
       ALLETE, Inc.
       30 West Superior Street
       Duluth, MN 55802

                                                        Re: ALLETE, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 16,
2022
                                                            File No. 001-03548

       Dear Bethany M. Owen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation